EXHIBIT 10(o)(iii)

        Walgreen Co. Nonemployee Director Stock Plan
                       Amendment No. 2
                (effective September 1, 1998)

                              I

Section 5.1 of the Plan shall be amended to read as follows:

     5.1  Annual Equity Grants.  Commencing November 1,
1998, each Nonemployee Director shall receive an annual equity grant of 1,000 shares on November 1 each year, or a proportionate share of such grant based on full months of service as Nonemployee Director since the prior November 1.
In lieu of issuing fractional shares, the Company shall round to the nearest full share.

                             II

Section 5.3 of the Plan shall be amended to read as follows:

     5.3 Annual Review. The Committee shall conduct an annual review of the appropriateness of the equity Awards granted pursuant to this Article 5. In the event the Committee determines that an adjustment in the amount of equity Awards pursuant to this Article 5 is appropriate, the Committee shall make a recommendation to the Board for an appropriate amendment.